Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-190038 April 7, 2015

Return on Disability Index and ETNs March 2015 BARCLAYS FOR INSTITUTIONAL USE ONLY NOT FOR FURTHER DISTRIBUTION NOT INTENDED FOR RETAIL INVESTORS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS. Return on Disability Index and ETNs OverviewBarclays Return on Disability ETNs (the “ETNs”) are linked to the performance of the Return on Disability US LargeCap ETN Total Return USD Index (the “RODI Index”). The ETNs are listed on NYSE Arca under the ticker symbol “RODI”. An investment in the ETNs involves significant risks and may not be suitable for all investors. People with Disabilities (“PWDs”) are a population of 1.3bn people globally. A growing number of studies1 have suggested that: Firms that attract PWDs as customers may have revenue growth opportunities from innovation and brand/product attachment Companies employing PWDs in process-driven environments may have higher than average productivity from reduced complexity and low turnover/safety related costs Companies can leverage unique approaches to problem solving from PWDs, and in doing so potentially provide superior products The RODI Index notionally tracks the returns that may be available from investing in a basket comprised of stocks of up to 100 companies that, according to the Return on Disability® Binary Ranking (the “RoD Ranking”), are considered the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements, as outlined on slides 3 and 4 of this presentation. 1Disclaimer: Barclays has not independently verified any research and takes no view on any claims made therein. Barclays has not conducted any research of its own in respect of the effect of people with disabilities on corporate performance in connection with the RODI Index. Barclays has not investigated the existence of research arguing that the effect of people with disabilities either has no impact, or a negative impact on corporate performance. 2 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Return on Disability Index Mechanics (1) Share Universe (2) Market Cap and Liquidity Filter (3) Profitability (4) Return on Disability Binary Ranking* Index considers shares listed on NYSE or NASDAQ and headquartered in the US Select stocks with at least: $2bn market cap, 250mn shares traded in 6 months prior to selection and ratio of traded value to market cap of at least 1 Constituent companies must have “financial viability”, usually measured as 4 consecutive quarters of positive earnings From the universe of companies meeting the above criteria, those with the 100 highest Return on Disability rankings will be included in the index The RoD Ranking selects companies based on observable activities relating to people with disabilities across three key areas: talent, customer and productivity. 3 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Return on Disability® Binary Ranking Customer Binary Score Talent Binary Score Productivity Binary Score Developing products, services and brand messages in line with PWD demand, while maintaining focus on core customer Improving customer experience for PWD, while maintaining focus on core customer Attracting, recruiting and hiring PWD as productive employees Creating a business-focused work environment for PWD Enacting process changes or employee tools that empower PWD to maximize productivity while cutting cost for the company The weight of the above scores varies depending on the sector of the company Key Risks: RoD Ranking scores may fail to select companies that outperform the market The Index involves quarterly rebalancing and is equally weighted which may not be the optimal weighting Changes in the values of the Index constituents may offset each other 4 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Hypothetical Historical Index Performance Return on Disability US LargeCap ETN Total Return USD Index S&P 500 Equal Weight TR Index Jan?12 Apr?12 Jul?12 Oct?12 Jan?13 Apr?13 Jul?13 Oct?13 Jan?14 Apr?14 Jul?14 Oct?14 Jan?15 210 190 170 150 130 110 90 Return on Disability US LargeCap ETN Total Return USD Index S&P 500 Equal Weighted TR Index Annualized Returns 22.9% 20.0% Annualized Volatility1 12.6% 12.8% Correlation 2 0.97 1.00 Sharpe Ratio 1.82 1.56 Source: Bloomberg, Barclays. Data: 1/2/2012 – 03/31/2015. Hypothetical and Historical Performance Data: The graph illustrates the pre-inception performance data of Return on Disability US LargeCap ETN Total Return USD Index based on hypothetical back-tested closing levels prior to its launch date of September 9, 2014 (referred to as the “hypothetical performance data”) and actual historical performance from September 9, 2014. The hypothetical performance data was constructed by applying, retroactively, the methodology or algorithm underlying the Return on Disability US LargeCap ETN Total Return USD Index Index and has inherent limitations. For purposes of this comparison, each index was set at 100 at the beginning of the measurement period and returns are not compounded. You should not rely on historical or past performance or hypothetical historical or simulated past performance information. Such performance information is not indicative of future performance. Please see “Historical Index Performance Disclaimer” for further information. 1. Annualized Volatility describes the variation in an index’s value over the course of a year and is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252. Because the annualized volatility is based on historical data (since the date listed above), it may not predict variability on annualized future performance. 2. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of one, while the correlation coefficient is zero when returns on two assets are completely independent. 5 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS RODI Index Composition Sector Number of Companies Company with the Top RoD Ranking Within Its Sector Consumer Discretionary 22 Walt Disney Co/The Information Technology 19 Google Inc Financials 18 American Express Co Health Care 16 Cigna Corp Consumer Staples 8 PepsiCo Inc Industrials 8 CSX Corp Energy 3 Chevron Corp Telecommunication Services 3 Sprint Corp Materials 2 Dow Chemical Co/The Utilities 1 Duke Energy Corp Source: Barclays. As of 03/31/2015, subject to change. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS 6 | Barclays Return on Disability Index and ETNs | March 2015

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Hypothetical Historical Performance DisclaimerThe following communication includes historical performance data related to select indices developed and published by Barclays Bank PLC (“Barclays”) or a third party index provider. This disclaimer is intended to highlight the risks inherent in assessing such performance data. Historical index performance can be assessed with respect to the index inception date: Pre-inception index performance Pre-inception index performance refers to the period prior to the index inception date (defined as the period from the “Index Base Date” to the “Index Live Date”). This performance is hypothetical and back-tested using criteria applied retroactively. It benefits from hindsight and knowledge of factors that may have favorably affected the performance and cannot account for all financial risk that may affect the actual performance of the index. It is in Barclays’ interest to demonstrate favorable pre-inception index performance. The actual performance of the index may vary significantly from the pre-inception index performance. You should not rely on hypothetical index performance information. Post-inception index performance Post-inception index performance refers to the period after the index inception date (defined as the period from the “Index Live Date” to the date of this presentation, unless otherwise stated). This performance is actual historical performance of the index. Historical performance is not indicative of future performance. All index performance data included in this communication are accompanied by a footnote specifying the relevant Index Base Date and Index Live Date. The Index Live date is defined as the date on which the index rules were established and the index was first published. Actual historical performance is highlighted in blue. Hypothetical performance is not highlighted. Historical index performance is provided for a period of at least 10 years, unless the instruments underlying the index were only available or sufficiently liquid for a lesser period. In that case, historical index performance is provided from the time when the instruments underlying the index were available or sufficiently liquid. Performance, volatility, Sharpe ratio and correlation data are calculated using monthly returns and maximum drawdown data are calculated using daily returns. The index methodology is available for review upon request, subject to the execution of a non-disclosure agreement. Barclays or an affiliate of Barclays prepared the provided performance information (including the hypothetical performance information), may be the index sponsor and potentially is the counterparty to a transaction referencing the index. The performance data reflect all costs, charges and fees that are incorporated into the Index formula. The performance data, however, do not reflect any additional fees that may be paid by a counterparty to a transaction referencing the index, and which may be agreed between Barclays and the counterparty. 7 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Selected Risk ConsiderationsAn investment in the Barclays ETNs described herein (the “ETNs”) involves significant risks and may not be suitable for all investors. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the daily investor fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to a daily investor fee, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC has the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. The Value of the ETNs Will Depend Upon the Success of the Index: There can be no assurance that the selection strategy of the index in identifying companies that meet certain criteria in the disability field will be successful or that the index will able to outperform any stock index whose selection of constituent stocks is not based on the ranking criteria of the index. The Index Has Very Limited Historical Information: Because the index was created in September, 2014, extremely limited historical performance data exists and your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices and forward volatility levels of the index constituents and the stock markets on which the index constituents are listed or traded and prevailing market prices of options on the index, any of the index constituents or any other financial instruments related to the index or any of the index constituents; supply and demand for the ETNs and economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although we have listed the ETNs on NYSE Arca, we cannot guarantee that a trading market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You will not receive any periodic interest payments on your ETNs. 8 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS

FOR INSTITUTIONAL USE ONLY. NOT FOR FURTHER DISTRIBUTION. NOT FOR USE WITH RETAIL INVESTORS Selected Risk ConsiderationsRestrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. .You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Return on Disability® is a registered trademark of Integrated Process Solutions LLC (“IPS”). IPS has granted Donovan Group LLC (“Donovan Group”) an exclusive and unrestricted license to use Return on Disability® in its commercial activities, including the right to sublicense the use of such mark. Donovan Group has sublicensed the right to use this mark to Barclays Bank PLC in connection with certain activities. Donovan Group LLC does not sponsor, endorse, sell, promote or manage any investment fund or other investment vehicle that is offered by third parties and that seeks to provide an investment return based on the performance of any index. ©2015 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE . 9 | Barclays Return on Disability Index and ETNs | March 2015 BARCLAYS